Exhibit 4.5

NOTICE OF RESTRICTED STOCK BONUS AWARD UNDER

SI INTERNATIONAL, INC. RESTRICTED STOCK BONUS AWARD AGREEMENT

This Notice of Restricted Stock Bonus Award (this “Notice”) sets forth certain specific terms regarding the grant of Restricted Stock Bonus Award to the undersigned Participant under the SI International, Inc. 2002 Amended and Restated Omnibus Stock Incentive Plan (as amended from time to time, the “Plan”) pursuant to the terms and conditions of the Restricted Stock Bonus Award Agreement (the “Agreement”) by and between the Company and Participant.  This Notice of Restricted Stock Bonus Award is an integral part of the Agreement, which, with the Plan, is incorporated by reference into the Agreement.  Capitalized terms not defined in this Notice of Restricted Stock Bonus Award shall have the meanings ascribed to such terms in the Agreement or the Plan.

Name of Participant: Participant Name	Date of Grant:	RSA Grant Date
Total Number of Shares of Common Stock Awarded (the “Shares”):		Total # of Shares

Vesting Schedule:  Subject to the Participant’s Continuous Service and other limitations set forth in this Notice, the Plan and the Agreement, the Shares will “vest” in accordance with the following schedule:

Number of Shares	Date Shares become Vested
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting

During any authorized leave of absence, the vesting of the Shares as provided in this schedule shall be suspended after the leave of absence exceeds a period of three (3) months.  Vesting of the Shares shall resume upon the Participant’s termination of the leave of absence and return to service to the Company or an Affiliate.  The Vesting Schedule of the Shares shall be extended by the length of the leave of absence exceeding the three-month period.

In the event of the Participant’s change in status from employee, Director or Consultant of the Company or an Affiliate to any other status of employee, Director or Consultant of the Company or an Affiliate, the Shares shall continue to vest in accordance with the Vesting Schedule set forth above.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Shares, that such Shares are no longer subject to forfeiture to the Company.  Shares that have not vested are deemed “Restricted Shares.”  If the Participant would become vested in a fraction of a Restricted Share, such Restricted Share shall not vest until the Participant becomes vested in the entire Share.  Vesting shall cease upon the date of termination of the Participant’s Continuous Service for any reason, including death or Disability.  In the event the Participant’s Continuous Service is terminated for any reason, including death or Disability, any Restricted Shares held by the Participant immediately following such termination of Continuous Service shall be deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of the Restricted Shares and shall have all rights and interest in or related thereto without further action by the Participant.  The foregoing forfeiture provisions set forth in this Notice as to Restricted Shares shall apply to the new capital stock or other property (including cash paid as a regular cash dividend) received in exchange for the Shares in consummation of any transaction described in Section 9 of the Plan and such stock or property shall be deemed Additional Securities (as defined in the Agreement) for purposes of the Agreement, but only to the extent the Shares are at the time covered by such forfeiture provisions.

In the event of (i) a merger of the Company with or into another corporation, (ii) the sale of substantially all of the assets of the Company, or (iii) the acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (each a “Corporate Transaction”), the Restricted Shares granted pursuant to this Notice shall be assumed or an equivalent right substituted by the successor corporation or an affiliate of the successor corporation.  Except as otherwise provided in any employment agreement between the Participant and the Company in effect at the time of such Corporate Transaction (or any other arrangement governing the terms of Participant’s employment or service with the Company), if the Restricted Shares are assumed or substituted with an equivalent right, then the Restricted Shares shall automatically become fully vested and be released from any repurchase or forfeiture rights immediately upon termination of the Participant’s Continuous Service if such Continuous Service is terminated by the successor company or the Company without Cause within twelve (12) months after the Corporate Transaction.  In the event that the successor corporation refuses to assume or substitute for the Restricted Shares, the Participant shall fully vest in and have the right to receive all of the Shares covered by the Restricted Stock Bonus Award, including Shares as to which it would not otherwise be vested.  If the Restricted Shares become fully vested in lieu of assumption or substitution in the event of a Corporate Transaction, the Company shall notify the Participant in writing or electronically of such vesting.

BY SIGNING THIS NOTICE OF RESTRICTED STOCK BONUS AWARD, PARTICIPANT (A) ACKNOWLEDGES READING AND UNDERSTANDING THE AGREEMENT AND THE PLAN, (B) AGREES TO BE BOUND BY ALL PROVISIONS OF THE AGREEMENT AND (C) AGREES THAT THIS NOTICE OF RESTRICTED STOCK BONUS AWARD, AS PART OF THE AGREEMENT, SHALL GOVERN THE TERMS AND CONDITIONS OF THE RESTRICTED SHARES, THE SHARES AND THE OTHER SUBJECT MATTER OF THE AGREEMENT, SUBJECT TO THE PROVISIONS OF THE PLAN.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS NOTICE OF RESTRICTED STOCK BONUS AWARD AND THE AGREEMENT, THE AGREEMENT SHALL CONTROL.

SI INTERNATIONAL, INC.		PARTICIPANT

By:
	Name: S. Bradford Antle	Name: Insert Participant's Name
Title: President and Chief Executive Officer